                                                                       Exhibit 4




                   HOLIDAY INN MINNEAPOLIS WEST

                   FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1996 AND JUNE 30, 1997
                   TOGETHER WITH REPORT OF
                   INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Boykin Lodging Company:

We have audited the accompanying balance sheet of Holiday Inn Minneapolis West as of December 31, 1996 and the related statements of income, owner's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Holiday Inn Minneapolis West as of December 31, 1996 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP

Cleveland, Ohio,
     August 14, 1997.

                          HOLIDAY INN MINNEAPOLIS WEST
                          ----------------------------

                                 BALANCE SHEETS
                                 --------------


                                                    December 31, 1996      June 30, 1997
                                                    -----------------      -------------
                                                                 (Unaudited)

ASSETS
------

INVESTMENT IN HOTEL PROPERTY, at cost:
     Land                                              $ 2,056,510          $ 2,056,510
     Buildings and improvements                          3,796,293            3,796,293
     Furniture and equipment                             1,454,951            1,543,734
                                                       -----------          -----------
                                                         7,307,754            7,396,537
     Less -- Accumulated depreciation                   (1,519,302)          (1,693,976)
                                                       -----------          -----------
     Net investment in hotel property                    5,788,452            5,702,561

CASH AND CASH EQUIVALENTS                                  220,360              361,281

ACCOUNTS RECEIVABLE, net of allowance for
     doubtful accounts of approximately $6,000             148,467              118,197

INVENTORIES                                                 22,052               19,006

PREPAIDS AND OTHER ASSETS                                   31,474               15,133

CASH HELD IN ESCROW                                        185,402              348,425

DEFERRED EXPENSES, net                                      12,664                7,913
                                                       -----------          -----------
                                                       $ 6,408,871          $ 6,572,516
                                                       ===========          ===========

LIABILITIES AND OWNER'S EQUITY
------------------------------

MORTGAGE NOTE PAYABLE                                  $ 5,351,041          $ 5,331,859

ACCOUNTS PAYABLE, trade                                    135,580              155,476

ACCRUED EXPENSES AND OTHER LIABILITIES                     197,818              349,879
                                                       -----------          -----------
                                                         5,684,439            5,837,214

OWNER'S EQUITY                                             724,432              735,302
                                                       -----------          -----------
                                                       $ 6,408,871          $ 6,572,516
                                                       ===========          ===========

              The accompanying notes to financial statements are an
                     integral part of these balance sheets.

                          HOLIDAY INN MINNEAPOLIS WEST
                          ----------------------------

                              STATEMENTS OF INCOME
                              --------------------

                                                                         For the Six Months Ended
                                                                                 June 30,
                                                For the Year Ended     -----------------------------
                                                December 31, 1996         1996               1997
                                                ------------------     ----------         ----------
                                                                                (Unaudited)

HOTEL REVENUES:
     Room revenue                                   $3,299,501         $1,558,656         $1,575,979
     Food and beverage revenue                       1,971,990            926,502            935,234
     Other revenue                                     173,583             73,387             71,631
                                                    ----------         ----------         ----------
          Total revenues                             5,445,074          2,558,545          2,582,844
                                                    ----------         ----------         ----------

EXPENSES:
     Departmental expenses --
          Rooms                                        676,320            312,374            323,455
          Food and beverage                          1,318,623            633,691            628,854
          Other                                         68,868             39,543             37,299
     General and administrative                        415,818            182,888            195,783
     Advertising and promotion                         125,299             65,813             63,730
     Utilities                                         219,027            105,911            113,934
     Management fees to related party                  185,953             89,988             84,027
     Franchisor royalties and other charges            305,052            137,404            145,455
     Repairs and maintenance                           233,154            114,584            138,202
     Taxes, insurance and rent                         422,733            210,080            188,693
     Interest expense                                  517,554            262,668            262,590
     Depreciation and amortization                     428,821            215,966            181,978
     Other                                               5,938              3,699              7,974
                                                    ----------         ----------         ----------
          Total expenses                             4,923,160          2,374,609          2,371,974
                                                    ----------         ----------         ----------
NET INCOME                                          $  521,914         $  183,936         $  210,870
                                                    ==========         ==========         ==========

               The accompanying notes to financial statements are
                      an integral part of these statements.

                          HOLIDAY INN MINNEAPOLIS WEST
                          ----------------------------

                          STATEMENTS OF OWNER'S EQUITY
                          ----------------------------

     BALANCE, DECEMBER 31, 1995                                $ 1,002,518

          Net income                                               521,914

          Distributions                                           (800,000)

     BALANCE, DECEMBER 31, 1996                                    724,432
                                                               -----------

          Net income (unaudited)                                   210,870

          Distributions (unaudited)                               (200,000)
                                                               -----------

     BALANCE, JUNE 30, 1997, (unaudited)
                                                               $   735,302
                                                               ===========

             The accompanying notes to financial statements are an
                       integral part of these statements.

                          HOLIDAY INN MINNEAPOLIS WEST
                          ----------------------------

                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                                                               For the Six Months Ended
                                                                                       June 30,
                                                      For the Year Ended     ----------------------------
                                                      December 31, 1996        1996               1997
                                                      ------------------     ---------          ---------
                                                                                     (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                             $ 521,914          $ 183,936          $ 210,870
   Adjustments to reconcile net
      income to net cash provided
      by operating activities --
         Depreciation and
            amortization expense                            428,818            215,966            181,978
         Changes in assets
            and liabilities --
               Accounts receivable
                  trade, net                                (46,921)           (63,957)            30,270
               Inventories                                   (4,505)             1,403              3,046
               Prepaids and
                  other assets                                6,178             24,823             16,341
               Escrow cash                                  (33,238)          (169,795)          (163,023)
               Accounts payable,
                  accrued expenses
                  and other liabilities                     (35,398)           126,279            171,957
                                                          ---------          ---------          ---------

                     Net cash provided by
                        operating activities                836,848            318,655            451,439
                                                          ---------          ---------          ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Improvements and additions to hotel
      properties, net                                       (28,528)           (19,935)           (91,336)
                                                          ---------          ---------          ---------

                     Net cash used for
                        investing activities                (28,528)           (19,935)           (91,336)
                                                          ---------          ---------          ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal payments on mortgage note payable              (46,068)           (19,182)           (19,182)
   Distributions                                           (800,000)          (250,000)          (200,000)
                                                          ---------          ---------          ---------

                     Net cash used for
                        financing activities               (846,068)          (269,182)          (219,182)
                                                          ---------          ---------          ---------

NET CHANGE IN CASH AND CASH EQUIVALENTS                     (37,748)            29,538            140,921

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD            258,108            258,108            220,360
                                                          ---------          ---------          ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                $ 220,360          $ 287,646          $ 361,281
                                                          =========          =========          =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Interest paid                                          $ 518,000          $ 263,000          $ 263,000

             The accompanying notes to financial statements are an
                       integral part of these statements.

                          HOLIDAY INN MINNEAPOLIS WEST
                          ----------------------------

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

            (Amounts and disclosures as of June 30, 1996 and 1997 and
                   for the periods then ended are unaudited.)




1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION:
   --------------------------------------------------

DESCRIPTION OF BUSINESS

The Holiday Inn Minneapolis West (the Hotel) is owned and operated by Crowne West Limited Partnership (the Partnership). The Partnership was organized on March 18, 1992, to acquire and operate the 196-room Hotel in Minneapolis, Minnesota. The Hotel was acquired July 1, 1992, the date the Partnership began operation.

The Partnership is controlled by Minnesota Hotel Corporation (MHC), the Managing General Partner. The Partnership has entered into a management agreement with MHC for day to day operation of the hotel.

BASIS OF PRESENTATION

The accompanying financial statements are prepared on the accrual basis of accounting and include the accounts of the Hotel using historical cost basis.

The accompanying balance sheet as of June 30, 1997, and the statements of income, owner's equity and cash flows for the six month periods ended June 30, 1996 and 1997 are unaudited. In the opinion of management, such financial statements include all adjustments consisting solely of normal recurring adjustments, necessary for a fair presentation of results of these interim periods. The results of the six month period ended June 30, 1997 are not necessarily indicative of results to be expected for the entire year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
   -------------------------------------------

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash, certificates of deposit, money market funds, and other highly liquid investments with maturities of three months or less.

INVENTORIES

Inventories consist primarily of food and beverages and are stated at the lower of cost or market, determined by the first-in, first-out method.

INVESTMENT IN HOTEL PROPERTY

The hotel property is stated at cost. Depreciation is computed using the straight-line method based upon the following estimated useful lives:

     Buildings and improvements                     10-30 years
     Furniture and equipment                         3-10 years

The management of the Hotel reviews the hotel property for impairment when events or changes in circumstances indicate the carrying amount of the hotel property may not be recoverable. When such conditions exist, management estimates the future cash flows from operations and disposition of the hotel property. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to the related estimated fair market value would be recorded and an impairment loss would be recognized. No such impairment losses have been recognized.

Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from the accounts, and the gain or loss is included in the determination of net income.

DEFERRED EXPENSES

Organizational costs have been capitalized and are being amortized on a straight-line basis over five years. Costs incurred in connection with obtaining the mortgage financing discussed in Note 4 are capitalized and amortized over the seven-year term of the mortgage note. Accumulated amortization of organization costs and deferred financing costs was $23,000 and $21,000, respectively, at December 31, 1996, and $24,000 and $23,000 at June 30, 1997, respectively.

REVENUE RECOGNITION

Revenue is recognized as earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectable. Such losses have been within management's expectations.

INCOME TAXES

Under the U.S. Internal Revenue Code, the Partnership owes no federal income tax. The Partners will owe tax on their allocable share of Partnership taxable income.

MANAGEMENT'S USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. ACQUISITION BY BOYSTAR VENTURES, L.P.:
   --------------------------------------

In July 1997, Boykin Hotel Properties, L.P. and CapStar Hotel Company (CapStar) formed a joint venture, BoyStar Ventures, L.P., (BoyStar). BoyStar acquired the Holiday Inn Minneapolis West in July 1997 from the Partnership in exchange for aggregate cash consideration of $12,300,000 and leased it to CapStar. In connection with the sale transaction, the mortgage debt of the Partnership was retired.

4. MORTGAGE NOTE PAYABLE:
   ----------------------

The mortgage note payable is collateralized by a first mortgage on the Hotel's land, building and furnishings and an assignment of revenue. In addition, certain partners in the Partnership have guaranteed a portion of the principal of the note (up to $525,500). The note is non-recourse to the other partners and for amounts in excess of the amount guaranteed. The note agreement also provides for the establishment of a replacement reserve of up to $300,000 to be funded monthly based on 3% of gross revenue, and taxes and insurance are required to be escrowed with the lender. The note agreement restricts future borrowing except with the consent of the lender.

As indicated in Note 3, in connection with the sale of the Hotel to BoyStar, the outstanding balance of the mortgage note was retired.

5. EMPLOYEE BENEFIT PLAN:
   ----------------------

The Hotel contributes specified percentages of qualifying wages of eligible employees to a defined contribution plan. Contributions provided pursuant to the Plan were $30,000 for the year ended December 31, 1996 and $21,000 and $22,000 for the six month periods ended June 30, 1996 and 1997, respectively.

6. COMMITMENTS:
   ------------

FRANCHISE AGREEMENTS

The Hotel is operated as a Holiday Inn pursuant to the terms of a hotel franchise agreement expiring in 2002. The franchise agreement requires payments for franchisor royalties, reservation fees and marketing contributions that are computed at 7.5% of gross room revenue.

The franchise agreements contain provisions whereby the franchisor would be entitled to additional payments in the event the franchisee would terminate the franchise agreement prior to maturity.

7. RELATED PARTY TRANSACTIONS:
   ---------------------------

MHC receives a fee of 3.5% of revenues for managing the Hotel pursuant to the terms of a management agreement. The initial term of the management agreement expires in 2002. MHC received management fees of approximately $186,000, $90,000 and $84,000 in the year ended December 31, 1996 and the six month periods ended June 30, 1996 and 1997, respectively.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS:
   ------------------------------------

Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments, whether or not recognized for financial statement purposes. Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1996 and June 30, 1997. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts which could be realized on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

MORTGAGE NOTE PAYABLE

Management estimates that the fair value of the mortgage note payable approximates carrying value based upon the Hotel's effective borrowing rate for issuance of debt with similar terms and remaining maturities.